As filed with the Securities and Exchange Commission on June 11, 2001

                                                      Registration No. 333-58852

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                         -------------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 ON
                                    FORM S-3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                A V N E T, I N C.
             (Exact name of registrant as specified in its charter)


           New York                                  11-1890605
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                                                  David R. Birk, Esq.
    2211 South 47th Street             Senior Vice President and General Counsel
    Phoenix, Arizona 85034                            Avnet, Inc.
        (480) 643-2000                          2211 South 47th Street
 (Address, including zip code,                  Phoenix, Arizona 85034
and telephone number, including                     (480) 643-2000
  area code, of registrant's            (Name, address, including zip code, and
 principal executive offices)              telephone number, including area
                                              code, of agent for service)

                                    Copy to:
                             Stephen V. Burger, Esq.
                            Carter, Ledyard & Milburn
                                  2 Wall Street
                          New York, New York 10005-2072

     Approximate date of commencement of proposed sale to the public: From time to time after this amendment is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ------------

     This post-effective amendment shall become effective on such date as the Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, may determine.

PROSPECTUS

                                   AVNET, INC.

                        1,957,720 SHARES OF COMMON STOCK

     Avnet, Inc. is offering to sell shares of its common stock, as follows:

          o    up to 1,696,720  shares upon the  exercise of options  which were
               granted  to  directors   and   employees   of  Kent   Electronics
               Corporation and which Avnet assumed when it acquired Kent; and

          o up to 261,000 shares upon the exercise of a stock purchase warrant which Kent issued to Applied Materials, Inc. and which was converted into a warrant to purchase Avnet common stock when Avnet acquired Kent.

     Avnet acquired Kent by merger on June 8, 2001. As a result of the merger, Kent has ceased to exist, and holders of Kent common stock are receiving, in exchange for each Kent share they held, 0.87 of a share of Avnet common stock and cash in lieu of a fractional share.

     Avnet's common stock is listed on the New York Stock Exchange and the Pacific Exchange (symbol: AVT). On June 8, 2001, the last reported sale price of a share of Avnet common stock for New York Stock Exchange composite transactions was $24.30. Avnet's principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is June __, 2001.

                                Table of Contents


USE OF PROCEEDS..............................................................3
MARKET PRICES OF AVNET COMMON STOCK AND DIVIDENDS............................3
THE MERGER...................................................................4
THE KENT PLAN OPTIONS........................................................4
        General..............................................................4
        Administration of the Plans..........................................5
        Terms of the Options.................................................5
        Exercise of the Options..............................................6
        Tax Withholding......................................................7
        Forfeiture for Dishonesty............................................7
        Changes in Avnet's Capital Structure.................................8
        Change in Control....................................................8
        Amendment or Termination of the Plans...............................10
THE EXECUTIVE OPTIONS.......................................................11
        General.............................................................11
        Exercise of Executive Options.......................................12
        Transferability of Executive Options................................14
        Termination of Executive Options....................................14
        Changes in Avnet's Capital Structure................................15
        Change in Control...................................................15
        Limited Stock Appreciation Rights...................................16
        Amendment of Executive Options......................................17
THE WARRANT.................................................................18
FEDERAL INCOME TAX CONSIDERATIONS...........................................19
        The Options.........................................................20
        The Warrant.........................................................22
DESCRIPTION OF AVNET COMMON STOCK...........................................23
        General.............................................................23
        Board of Directors..................................................24
        Power to Call Special Shareholders' Meetings........................25
        Shareholder Action by Written Consent...............................25
        Dividends and Repurchases of Shares.................................25
        Approval of Certain Business Combinations and Reorganizations.......26
        Business Combination Following a Change in Control..................26
        Dissenters' Appraisal Rights........................................27
LEGAL MATTERS...............................................................27
EXPERTS.....................................................................27
WHERE YOU CAN FIND MORE INFORMATION.........................................28

                                 USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the shares covered by this prospectus for Avnet's general corporate purposes, which may include repayment of debt, capital expenditures, acquisitions, repurchases of Avnet's common stock, and working capital. Pending these uses, the net proceeds may also be temporarily invested in short-term securities.

                MARKET PRICES OF AVNET COMMON STOCK AND DIVIDENDS

     The principal market on which Avnet's common stock is traded is the New York Stock Exchange under the symbol "AVT." The common stock also is listed on the Pacific Exchange. The following table presents the high and low sales prices of a share of Avnet's common stock during the calendar quarters indicated, as reported for New York Stock Exchange composite transactions. Prices before September 28, 2000, have been adjusted to reflect a two-for-one stock split distributed on that date to Avnet shareholders of record on September 18, 2000.

                                                        High            Low
                                                        ----            ---
     Calendar 1999
     First quarter.............................       $30.469         $17.813
     Second quarter............................        25.500          17.000
     Third quarter.............................        26.219          20.531
     Fourth quarter............................        30.250          18.656

     Calendar 2000
     First quarter.............................        36.750          25.000
     Second quarter............................        40.563          28.000
     Third quarter.............................        35.406          25.531
     Fourth quarter............................        30.281          17.187

     Calendar 2001
     First quarter.............................        28.453          19.350
     Second quarter (through June 8)...........        28.094          18.953


     See the cover page of this prospectus for a recent sale price of Avnet's common stock.

     Avnet paid a cash dividend on its common stock of 7.5 cents per share during the first, second and third fiscal quarters of fiscal 2001 and each fiscal quarter in fiscal 2000 and 1999, as adjusted to reflect the two-for-one stock split on September 28, 2000, and will pay a cash dividend on its common stock of 7.5 cents per share with respect to the fourth fiscal quarter of fiscal 2001, on July 2, 2001. We cannot give you any assurances about the frequency and amount of our future dividends.

                                   THE MERGER

     On June 8, 2001, Avnet acquired Kent Electronics Corporation through a merger of Kent with and into Avnet. In the merger, Kent ceased to exist and each outstanding share of Kent common stock was converted into the right to receive
0.87 of a share of Avnet common stock and cash in lieu of a fractional share. Approximately 25,230,000 shares of Avnet common stock are being issued in the merger. The merger was effected pursuant to an amended and restated agreement and plan of merger dated as of March 21, 2001, between Avnet and Kent (the "Merger Agreement").

                              THE KENT PLAN OPTIONS

General

     At the effective time of the merger, Kent had director and employee stock options outstanding under the following plans as amended to date (the "Plans"):

                          Kent Electronics Corporation
                  1991 Non-Employee Director Stock Option Plan

                          Kent Electronics Corporation
                          1996 Employee Incentive Plan

                          Kent Electronics Corporation
                  1996 Non-Employee Director Stock Option Plan

                          Kent Electronics Corporation
                             1998 Stock Option Plan

                          Kent Electronics Corporation
                             1999 Stock Option Plan

     The 1991 Non-Employee Director Stock Option Plan and the 1996 Non-Employee Director Stock Option Plan are collectively referred to below as the "Director Plans."

     As provided in Section 1.10(c)(i) of the Merger Agreement, the Plans are continuing in existence after the merger, and each option outstanding under the Plans at the effective time of the merger was assumed by Avnet and automatically converted into an option to acquire Avnet common stock under the same terms and conditions as applied when the option was an option to purchase Kent common stock. For example, each Kent option has the same vesting schedule, payment terms and expiration provisions as it had before the merger, when the option was a Kent option. Also, the effect, if any, on an option of the death, disability, retirement or employment termination of the optionee remains unchanged by the merger. Note that options held by non-employee directors of Kent under the Director Plans will expire on June 18, 2001, as a result of the merger.

     The exercise price per share of Avnet common stock issuable upon exercise of each such Kent option is equal to the pre-merger per share exercise price divided by the exchange ratio for the conversion of Kent common stock in the merger (0.87) and rounded down to the nearest penny, and the number of shares of Avnet common stock issuable upon exercise of each such Kent option is equal to the number of shares of Kent common stock that could have been acquired under the related Kent option before the merger multiplied by the exchange ratio.

     Many of the options state that they will expire upon the termination of the optionee's employment with Kent for any reason other than the optionee's death or retirement. If an optionee has transferred employment from Kent to Avnet, his or her options will terminate on the date of the termination of his or her employment with Avnet other than by reason of death or retirement.

     Each optionee should review the expiration and other terms of his or her option carefully. The description below of the Plans and the options thereunder is a summary only.

     The Plans will be limited to their current optionees. Avnet will not issue additional options under the Plans.

Administration of the Plans

     Since the merger, the Plans are being administered by the compensation committee of the Avnet board of directors, which determines all questions of interpretation and application of the Plans and options granted thereunder. Subject to the express provisions of the Plan, the committee has full and final authority and discretion to prescribe, amend and rescind rules and regulations relating to administration of the Plans, and make all other determinations and take all other actions deemed necessary, appropriate, or advisable for the proper administration of the Plans.

Terms of the Options

     The Plans are not subject to any provisions of the Employee Retirement Income Security Act of 1974, and are not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

     The shares of Avnet common stock issuable upon exercise of options under the Plans may be treasury shares or authorized but unissued shares.

     In general, an option granted under the Plans is not transferable by the optionee otherwise than by will or under the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder. The options are by their terms transferable, without payment of consideration, to immediate family members of the optionees or to trusts or partnerships for such family members. The committee may also amend outstanding options to provide for such transferability.

Exercise of the Options

     Subject to the tax withholding requirements set forth below, an option may be exercised by delivering written notice to Avnet setting forth the number of shares with respect to which the option is to be exercised and the address to which certificates representing shares of Avnet common stock issuable upon the exercise of such option shall be mailed, together with:

     o cash, check, certified check, bank draft or postal or express money order payable to the order of Avnet for an amount equal to the option price of the shares being purchased,

     o shares of Avnet common stock having a fair market value on the date of exercise equal to the option price of the shares being purchased,

     o in the case of the 1998 Stock Option Plan and the 1999 Stock Option Plan, an irrevocable authorization directing a brokerage firm acceptable to Avnet to sell the shares of Avnet common stock acquired upon exercise of the option, or a portion of such shares, and remit to Avnet a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from such exercise, and/or

     o    any other form of payment which is acceptable to the committee.*

In order to enable an optionee to have sufficient funds to pay the option price, the committee may, to the extent permitted by law, cause Avnet to loan funds to the optionee, to guarantee a loan by a third party to the optionee or to take such other action as the committee deems appropriate.

     No fractional shares will be issued under the Plans.

     Subject to the tax withholding requirements set forth below, as promptly as practicable after receipt of written notification and payment, Avnet or a stock transfer agent of Avnet will deliver to the optionee certificates for the number of shares with respect to which the option has

______________

* Under the 1991 Non-Employee Director Stock Option Plan, the option price is payable only in cash or by check, bank draft or money order payable to Avnet.

been exercised, issued in the optionee's name. If shares of Avnet common stock are used in payment, the fair market value of the shares of common stock tendered must be less than the option price of the shares being purchased, and the difference must be paid by check. Delivery will be deemed effected for all purposes when Avnet or a stock transfer agent of Avnet has deposited the certificates in the United States mail, addressed to the optionee, at the address specified by the optionee.


     Whenever an option is exercised by exchanging shares of Avnet common stock owned by the optionee, the optionee shall deliver to Avnet certificates registered in the name of the optionee representing a number of shares of Avnet common stock legally and beneficially owned by the optionee, free of all liens, claims, and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by the certificates (with signature guaranteed by Avnet or a commercial bank or trust company or by a brokerage firm having a membership on a registered national stock exchange). The delivery of certificates upon the exercise of options is subject to the condition that the person exercising the option provide Avnet with the information Avnet might reasonably request pertaining to exercise, sale or other disposition.

Tax Withholding

     Avnet or any subsidiary of Avnet may deduct from other compensation payable to each employee optionee any sums required by federal, state, or local tax law to be withheld with respect to the exercise of an option. In the alternative, Avnet may require the optionee or other person exercising the option to pay the sum directly to the employer corporation. If the optionee or other person exercising the employee option is required to pay the sum directly, he or she will deliver such payment in cash or by check on the date of exercise. Avnet will have no obligation upon exercise of any employee option until it has received payment, unless withholding as of or prior to the date of exercise is sufficient to cover all sums due with respect to that exercise. Avnet and its affiliates will not be obligated to advise optionee of the existence of the tax or the amount which the employer corporation will be required to withhold.

Forfeiture for Dishonesty

     The Plans other than the Director Plans provide that if the committee finds, after full consideration of the facts presented on behalf of both Avnet and an optionee, that the optionee has been engaged in fraud, embezzlement, theft, commission of a felony or dishonesty in the course of his employment by Kent or Avnet which damaged Kent or Avnet or an affiliate of Kent or Avnet, or disclosed trade secrets of Kent or Avnet or an affiliate of Kent or Avnet, the optionee will forfeit all unexercised options and all exercised options as to which Avnet has not yet delivered the stock certificates. The decision of the committee will be final. No decision of the committee, however, will affect the finality of the discharge of such optionee by Avnet in any manner.

Changes in Avnet's Capital Structure

     The existence of the Plans and the options granted thereunder will not affect or authorize any adjustment, recapitalization, reorganization or other change in Avnet's capital structure or its business, any merger or consolidation of Avnet, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Avnet common stock or the rights thereof, the dissolution or liquidation of Avnet, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

     If there is any change in the outstanding shares of Avnet common stock by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, liquidation, rights offering, share offering, reorganization, combination or exchange of shares, a sale by Avnet of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, if the committee determines that the change equitably requires an adjustment in the terms of any option or the number of shares of Avnet common stock available for options, the committee may make such adjustment.

Change in Control

     The Plans other than the Director Plans provide that at least 30 days prior to the effective date of a change in control as defined below, the committee may modify any limitations as to the amount of options exercisable each year so that all options from and after such date will, if the committee in its discretion so determines, be exercisable in full. In addition, all the Plans provide that either

     o after the effective date of a change in control, each holder of an outstanding option will be entitled upon exercise of such option to receive in lieu of shares of Avnet common stock shares of such stock or other securities of Avnet or the surviving or acquiring corporation or such other property, at the same rate per share as the holders of shares of Avnet common stock received pursuant to the change in control, or

     o all outstanding options may be cancelled by the Avnet board* as of the effective date of the change in control, provided that notice of such cancellation is given to each holder of an option and each holder will have the right to exercise such option in full (without regard to any limitations that might be set forth in the option agreement) during a 30-day period preceding the effective date of the change in control.


______________

* Or, in the case of the Director Plans, will be cancelled automatically.

     "Change in control" under the Director Plans and the 1996 Employee Incentive Plan means the happening of any of the following events:

     o Avnet is merged into or consolidated with another corporation under circumstances where Avnet is not the surviving corporation or the Avnet common stock is converted into other securities, cash or other property in connection with such merger or consolidation;

     o Avnet is recapitalized in such a manner that shares of Avnet common stock are converted into or exchanged for other securities of Avnet;

     o Avnet sells or otherwise disposes of substantially all its assets to another person, corporation or entity;

     o over 30%* of the then outstanding shares of Avnet common stock are acquired by another corporation or other entity in exchange for stock (or stock and securities) of such entity; or

     o over 30%* of the then outstanding shares of Avnet common stock are acquired in a single transaction or a series of related transactions.

     "Change in control" under the 1998 Stock Option Plan and the 1999 Stock Option Plan means the happening of any of the following events:

     o a merger or consolidation of Avnet with or into another corporation in which (1) Avnet is not the surviving corporation or becomes a wholly-owned subsidiary of another corporation, or (2) the Avnet common stock is converted into other securities, cash or other property;

     o    any sale of all or substantially all of the assets of Avnet; or

     o the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Avnet representing more than 30% of the combined voting power of Avnet's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from Avnet) by any person other than Avnet, any trustee or other fiduciary holding securities under an employee benefit plan of Avnet, or any entity owned directly or indirectly by the shareholders of Avnet in substantially the same proportion as their ownership of stock of Avnet.


______________

* 50% in the 1991 Non-Employee Director Stock Option Plan.

Amendment or Termination of the Plans

     The board of directors of Avnet may modify, revise or terminate the 1991 Non-Employee Director Stock Option Plan at any time and from time to time. However, it may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the regulations thereunder, or ERISA or the regulations hereunder. Also, without the approval of the holders of at least a majority of the outstanding shares of Avnet's voting stock, the Avnet board of directors may not

     o materially increase the benefits accruing to participants in the 1991 Non-Employee Director Stock Option Plan;

     o change the aggregate number of shares which may be issued under options pursuant to the provisions of that Plan;

     o    reduce the option price at which options have been granted; or

     o    change the class of persons eligible to receive options.

No termination or amendment of the 1991 Non-Employee Director Stock Option Plan may, without the consent of the holder of any option then outstanding, adversely affect the rights of such holder under the option.

     The board of directors of Avnet may amend, terminate or suspend the 1996 Non-Employee Director Stock Option Plan at any time and from time to time. However, that Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, ERISA or the regulations thereunder. No termination or amendment of the 1996 Non-Employee Director Stock Option Plan may, without the consent of the holder of any option thereunder then outstanding, adversely affect the rights of such holder under the option.

     The board of directors of Avnet may amend, terminate or suspend the 1996 Employee Incentive Plan at any time in its sole and absolute discretion; provided that to the extent required to maintain the status of any Incentive Option under the Internal Revenue Code (see "Federal Income Tax Considerations"), no amendment may be made without the approval of Avnet's shareholders that would (a) change the aggregate number of shares of Avnet common stock which may be issued under Incentive Options, (b) change the class of employees eligible to receive Incentive Options, or (c) decrease the exercise price for any Incentive Option below the fair market value of the Avnet common stock at the time the option was granted. Otherwise, the Avnet board of directors has the power to make any changes in the 1996 Employee Incentive Plan and in the regulations and administrative provisions under that Plan or in any outstanding

Incentive Option as in the opinion of counsel for Avnet may be necessary or appropriate from time to time to enable any Incentive Option granted under that Plan to continue to qualify as an Incentive Option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment.

     The board of directors of Avnet may amend, terminate or suspend the 1998 Stock Option Plan or the 1999 Stock Option Plan at any time, in its sole and absolute discretion. However, no amendment, suspension or termination of these Plans may alter or impair any outstanding option without the consent of the optionee.

                              THE EXECUTIVE OPTIONS

General

     At the effective time of the merger, there were in effect stock option plans and agreements (the "Executive Options") between Kent and four of its executive officers: Larry D. Olson, Mark A. Zerbe, Stephen J. Chapko and David D. Johnson.

     As provided in Section 1.10(c)(i) of the Merger Agreement, each Executive Option is continuing in existence after the merger and was assumed by Avnet and automatically converted into an option to acquire Avnet common stock under the same terms and conditions as applied when such Executive Option was an option to purchase Kent common stock, except that in connection with the merger, as provided in each Executive Option, its vesting has been automatically accelerated so that it is fully vested and exercisable. The effect, if any, on an option of the death, disability, retirement or employment termination of the optionee remains unchanged by the merger.

     The exercise price per share of Avnet common stock issuable upon exercise of each Executive Option is equal to the pre-merger per share exercise price divided by the exchange ratio for the conversion of Kent common stock in the merger (0.87) and rounded down to the nearest penny, and the number of shares of Avnet common stock issuable upon exercise of each such Kent option is equal to the number of shares of Kent common stock that could have been acquired under the related Kent option before the merger multiplied by the exchange ratio.

     Each optionee under the Executive Options should review the terms of his Executive Option carefully. The description of the Executive Options below is a summary only.

     The following table sets forth information concerning the Executive
Options:

                        No. of Avnet shares      Exercise price     Expiration
     Optionee          that may be purchased       per share           Date
     --------          ---------------------       ---------           ----

Larry D. Olson               45,675               $   8.34          May 8, 2010
Mark A. Zerbe                45,675                   8.34          May 8, 2010
Stephen J. Chapko            13,050                   8.34          May 8, 2010
David D. Johnson             21,750                  22.20          May 9, 2011


Exercise of Executive Options

     An Executive Option may be exercised in whole or in part by delivering written notice to Avnet setting forth the number of shares of Avnet common stock with respect to which the option is to be exercised. In order to be effective, such written notice must be accompanied by payment of the option price for such shares of Avnet common stock, which payment shall be made

          o in cash or by personal check, cashier's check, certified check or postal or express money order payable to the order of Avnet in an amount in United States dollars equal to the option price multiplied by the number of shares of Avnet common stock with respect to which the option is being exercised, or

          o    in shares of Avnet common stock.

Such notice may be delivered in person or by messenger or courier service to the Secretary of Avnet, or shall be sent by registered mail, return receipt requested, to the Secretary of Avnet, and in all such cases delivery will be deemed made on the date when the Secretary receives such notice.

     At the time when an optionee (or a permissible transferee of an Executive Option) makes payment to Avnet for the shares of Avnet common stock issuable upon the exercise of an Executive Option, Avnet may require the optionee to pay to Avnet an additional amount equal to any federal, state or local taxes which Avnet deems necessary or appropriate to be withheld in connection with the exercise of such option. If an optionee does not pay Avnet any such additional amount, to the extent applicable, the employer of the optionee (for payroll tax purposes) will have the right to withhold such required amount from any sum payable, or to become payable, to optionee, upon such terms and conditions as Avnet in its discretion may prescribe.

     Payment of the option price may be made in whole or in part in shares of Avnet common stock previously held by the optionee (or a permissible transferee of an Executive Option). If payment is made in whole or in part in shares of Avnet common stock, then the optionee (or permissible transferee) must deliver to Avnet, in payment of the option price of the shares of Avnet common stock with respect to which such option is exercised, (i) certificates registered in the name of such optionee (or permissible transferee) representing a number of shares of Avnet common stock legally and beneficially owned by such optionee (or permissible transferee), free of all liens, claims and encumbrances of every kind, such certificates to be accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates, and (ii) if the option price of the shares of Avnet common stock with respect to which such option is to be exercised exceeds the fair market value of such shares, cash or a personal check, cashier's check, certified check or postal or express money order payable to the order of Avnet in an amount in United States dollars equal to the amount of such excess. If the fair market value of such shares of Avnet common stock delivered to Avnet by an optionee exceeds the option price of the shares of Avnet common stock with respect to which such Executive Option is to be exercised, Avnet will promptly cause to be delivered to optionee a replacement share certificate representing the number of shares of Avnet common stock in excess of those surrendered in payment of the option price.

     As promptly as practicable after the receipt by Avnet of

          o such written notice from an optionee (or a permissible transferee) setting forth the number of shares of Avnet common stock with respect to which an Executive Option is to be exercised,

          o    payment of the option price of such shares, and

          o an amount equal to any federal, state or local taxes which Avnet deems necessary or appropriate to be paid or withheld incident to the exercise of such Executive Option,

Avnet will cause to be delivered to such optionee (or permissible transferee) certificates representing the number of shares of Avnet common stock with respect to which such Executive Option has been so exercised.

     For purposes of determining the value of shares of Avnet common stock delivered in payment of all or any portion of the option price, the "fair market value" of such shares shall equal the average of the daily averages of the high and low sales price per share of the Avnet common stock as reported by the New York Stock Exchange (or such other principal exchange or market on which the Avnet common stock is traded as of the applicable dates) on each day on which such trades are reported of the five trading days prior to optionee's exercise of the option.

Transferability of Executive Options

     The Executive Options may not be transferred by the optionees otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code or ERISA, or the rules thereunder; however, an Executive Option may be transferred, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such family members.

Termination of Executive Options

     If an optionee dies while in the employ of Avnet (or while affiliated with Avnet in the discretion of the Avnet board of directors), his Executive Option will terminate on the earlier of (a) the date of expiration of the option, and (b) twelve months following the date of the optionee's death. After the death of the optionee, his executors, administrators or any person(s) to whom the option was transferred by will or by the laws of descent and distribution, will have the right to exercise the Executive Option at any time before it terminates.

     If, before the date of expiration of an Executive Option, the optionee shall retire in good standing from the employ of Avnet (or from another affiliation with Avnet in the discretion of the Avnet board of directors), including retirement by reason of disability, such Executive Option will terminate on the earlier of (1) the date of expiration of the option, and (2) three years following the date of such retirement. "Disability" means a total and permanent disability resulting from a mental or physical incapacity which prevents optionee from performing the full scope of his duties for Avnet (as such duties exist on the date immediately prior to the occurrence of such incapacity) and lasting or expected to last for a period of at least 180 days. Disability shall be determined in good faith by the Avnet board of directors based on the opinion of a licensed physician. In the event of such retirement, the optionee (or, in the event of his incapacity, his legal representative) shall have the right to exercise the Executive Option at any time before it terminates to the same extent that he was entitled to exercise it immediately prior to such retirement.

     If, before the date of expiration of an Executive Option, the optionee's employment by Avnet is terminated by Avnet at its election, or shall be terminated by the optionee for "good reason," the optionee shall have the right to exercise the Executive Option at any time prior to the earlier of (i) the date of expiration of such Executive Option, and (ii) twelve months following the date of such termination of employment.

     A termination of an optionee's employment for "good reason" will occur if the optionee tenders his resignation to the Avnet board of directors after there has been a significant and material diminishment in the nature and scope of the authority, power, function and duty attached to optionee's management position with Avnet, and such diminishment lasts for at least 30 consecutive days and is not cured or corrected by Avnet within ten days after optionee provides notice of same to Avnet pursuant to the notice provisions hereof. The termination of an optionee's employment with Avnet for good reason may take place at any time after the events set forth in the preceding sentence have occurred, and such termination need not be effected within any specified time period after the occurrence of such events.

     If, before the date of expiration of an Executive Option, the optionee's employment or other affiliation with Avnet terminates at the election of optionee for any reason other than good reason (other than in connection with the optionee's retirement as discussed above), the Executive Option will terminate on the earlier of (i) the date of expiration of such Executive Option, and (ii) ninety days after the date of termination of the optionee's employment or other affiliation with Avnet.

Changes in Avnet's Capital Structure

     The existence of the Executive Options will not affect in any way the right or power of Avnet or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Avnet's capital structure or its business, or any merger or consolidation of Avnet, or any issue of bonds, debentures, preferred or prior preference stock ahead of, or affecting, the Avnet common stock or the rights thereof, or the dissolution or liquidation of Avnet, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     The number of shares covered by an Executive Option and the price per share thereof will be proportionately adjusted for any increase or decrease in the number of issued shares of Avnet common stock resulting from the subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend or any other increase in such shares effected without receipt of consideration by Avnet or any other decrease therein effected without a distribution of cash, property, or other securities in connection therewith.

Change in Control

     If

          o Avnet is merged into or consolidated with another corporation under circumstances where Avnet is not the surviving corporation or where the Avnet common stock is converted into other securities, cash or other property in connection with such merger or consolidation,

          o Avnet is recapitalized in such a manner that shares of Avnet common stock are converted into or exchanged for other securities of Avnet,

          o Avnet sells or otherwise disposes of substantially all its assets to another person, corporation or entity, or

          o a tender offer is announced that, if successfully completed, would result in a "change in control,"

then after the effective date of such merger, consolidation, recapitalization, exchange, sale or acquisition, as the case may be, the optionee of an Executive Order will be entitled upon exercise of such Executive Option to receive in lieu of shares of Avnet common stock shares of such stock or other securities of Avnet or the surviving or acquiring corporation or such other property at the rate per share as the holders of shares of Avnet common stock received pursuant to the terms of the merger, consolidation, exchange, recapitalization, sale or acquisition.

     A "change in control" will occur on the earlier of the following dates:

          o The date any entity or person (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have become the beneficial owner of, or shall have obtained voting control over, 30% or more of the outstanding shares of Avnet common stock; and

          o    The date the shareholders of Avnet approve a definitive agreement
               (A) to merge or consolidate Avnet with or into another corporation, in which Avnet is not the continuing or surviving corporation or pursuant to which any shares of Avnet common stock would be converted into cash, securities or other property of another corporation, other than a merger of Avnet in which holders of Avnet common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of Avnet.

Limited Stock Appreciation Rights

     When a change in control occurs, and thereafter so long as an Executive Option is in effect, the optionee will have the right to require Avnet (or if Avnet is not the survivor of a merger, consolidation or reorganization, such survivor) to purchase from him any or all unexercised options granted under the Executive Option at a price per option payable in cash equal to the "change in control price" per share less the option price per share multiplied by the number of shares subject to the Executive Option specified by the optionee for purchase in a written notice to Avnet or such survivor, addressed to the attention of the corporate secretary.

     The term "change in control price" means

     (a)  in the  case of a change  in  control  that  does  not  result  from a
          "termination merger," defined as a merger, consolidation or reorganization in which Avnet is not the survivor or shares of Avnet common stock are converted into cash or other securities or other assets, the higher of (I) the highest sales price of a share of

          Avnet common stock on the New York Stock Exchange on the trading days during the 30 days immediately preceding the date the optionee so notified Avnet of his election pursuant to the preceding paragraphs, and (II) the highest sales price per share of the Avnet common stock on the New York Stock Exchange on the trading days during the 30 days immediately preceding the date of the change in control; or

     (b) in the case of a change in control that results from a termination merger, the higher of (I) the fair market value of the consideration receivable per share by holders of Avnet common stock in such termination merger (which fair market value as to any securities included in such consideration shall be the highest sales price per unit of such security on the principal exchange or market where such security is actively traded on the trading days during the 30 days immediately preceding the date of the termination merger, and as to any such security not actively traded in any market, and as to all other property included in such consideration, shall be the fair market value determined by the compensation committee of the Avnet board of directors in good faith exercised in a reasonable manner), and (II) the amount determined pursuant to clause (a)(II) above.

     The amount payable to an optionee by Avnet or the survivor entity in a termination merger will be paid in cash or by certified check, and will be reduced by the amount of any taxes required to be withheld.

Amendment of Executive Options

     An Executive Option may be modified or amended only by a written instrument executed by Avnet and the optionee, and any such modification or amendment may be authorized on behalf of Avnet by the compensation committee of the Avnet board of directors.

                                   THE WARRANT

     On February 2, 2000, Kent issued to Applied Materials, Inc. a stock purchase warrant to purchase up to 300,000 shares of Kent common stock at a price of $22-13/16 per share. At the effective time of the merger, the warrant was converted into a right to purchase up to 261,000 shares of Avnet common stock at an exercise price of $26.221264 per share, subject to further adjustment in certain events. The exercise price may be paid in cash, by wire transfer, or by certified or official bank check, payable to the order of Avnet.

     In lieu of exercising this warrant, the holder may elect to receive shares of Avnet common stock equal to the value of the warrant (or any part thereof if exercised in part) by surrendering the warrant to Avnet with notice of such election, in which event Avnet will issue to the holder a number of shares of Avnet common stock computed as follows:

                                    Y (A - B)
                                    ---------
                            X   =   A

     Where

           X    =   The number of shares of Avnet common stock to be
                    issued to the holder.
           Y    =   The number of shares of Avnet common stock exercised
                    at such time under the warrant.
           A    =   The fair market value of one share of Avnet common
                    stock.
           B    =   The exercise price of the warrant (as adjusted to the
                    date of such calculations).

     For purposes of the above formula, fair market value will be the last closing price of the Avnet common stock for New York Stock Exchange composite transactions immediately preceding the exercise of the warrant.

     The warrant will expire on February 2, 2005.

                        FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Carter, Ledyard & Milburn, counsel to Avnet, the following is a summary of the material United States federal income tax considerations relating to the options and warrants covered by this prospectus. This summary is not a complete description of such considerations. In particular, this summary does not address the tax treatment of special classes of holders, such as banks, tax-exempt entities, insurance companies, persons holding options or warrants as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, persons that, after the merger, will own, directly or indirectly, stock possessing at least ten percent (10%) of the total combined voting power of all Avnet shares, and holders whose functional currency is not the U.S. dollar. Further, this discussion is limited to optionees and warrant holders that are U.S. Holders (as defined below) and assumes that all options were received in connection with the performance of services for Kent or one of its subsidiaries.

     This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations (including proposed and temporary regulations) promulgated thereunder (the "Treasury Regulations"), official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

     For purposes of this summary, the term "U.S. Holder" means an optionee or warrant holder that is for U.S. federal income tax purposes:

     o    an individual citizen or resident of the U.S.;

     o a corporation organized under the laws of the U.S. or any state thereof, including the District of Columbia;

     o an estate the income of which is subject to U.S. federal income tax without regard to its source; or

     o a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     If a partnership holds options or warrants, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

     U.S. holders of options and warrants should consult their own tax advisors with respect to the federal income tax consequences of exercising options or warrants or disposing of Avnet shares acquired pursuant to the exercise of options or warrants in their particular circumstances and with respect to the state, local or other income tax consequences of such exercise or disposition.

The Options

     The conversion of options to purchase shares of Kent common stock into options to purchase shares of Avnet common stock was not a taxable event for United States federal income tax purposes.

     Each option is either an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (an "Incentive Option"), or an option which does not qualify as an Incentive Option (a "Nonqualified Option"). Different tax consequences attach to these two types of options.

     Nonqualified Options

     Upon exercise of a Nonqualified Option for cash, the optionee recognizes ordinary income in an amount equal to the excess, if any, of the fair market value, on the date of exercise, of the shares purchased over their exercise price. If an optionee pays the option exercise price by delivering shares of Avnet common stock already owned by such optionee, such delivery would constitute a non-taxable exchange by the optionee to the extent an equal number of new shares of Avnet common stock are received, and the optionee would recognize ordinary income in an amount equal to the fair market value of the additional shares received (i.e., above the number of shares delivered). Optionees are especially urged to consult their own tax advisers before paying the exercise price of an option by delivering shares of Avnet common stock already owned.

     Any ordinary income recognized upon exercise of a Nonqualified Option by a holder who was an employee of Kent or a subsidiary at the time the option was granted will be classified as taxable wages subject to federal and state income tax withholding and employment tax withholding, which withholding taxes will be due and payable at the time the option is exercised. At Avnet's request, upon exercise of a Nonqualified Option, the optionee will be required to pay to Avnet an amount equal to 28% of such ordinary income for federal income tax withholding purposes and, where applicable, an appropriate percentage for employment tax and state and local income tax withholding purposes, to cover the amount of employment and income tax withholding which Avnet is required to pay.

     Avnet will be entitled to an income tax deduction in the same amount that, and for Avnet's taxable year in which, the optionee recognizes ordinary income from the exercise of a Nonqualified Option.

     Upon a sale of shares purchased on the exercise of a Nonqualified
Option, the optionee will recognize short-term or long-term capital gain or loss, depending on whether the shares are held for more than one year after the date of exercise. Such gain or loss will be measured by the difference between the selling price of the shares and the fair market value of the shares on the date of exercise.

     Incentive Options

     In general, the holder of an Incentive Option does not recognize any income at the time the option is exercised (although the exercise of an Incentive Option can have "alternative minimum tax" consequences to the optionee as described below under the caption " -- Alternative Minimum Tax"). If an optionee holds shares purchased upon exercise of an Incentive Option for at least (a) two years after the date the related Kent option was granted to the optionee and (b) one year after the date such shares are transferred to the optionee, then any gain or loss in respect of a subsequent disposition of such shares will generally be treated as a long-term capital gain or loss. In the event that the optionee disposes of shares purchased upon exercise of an Incentive Option (for this purpose a disposition includes a sale, exchange, gift or certain other transfers of legal title but not a mere pledge) before the end of such two- and one-year periods (any such disposition being herein referred to as a "disqualifying disposition"), then the excess, if any, of the aggregate fair market value of such shares on the date on which the option was exercised over the aggregate exercise price of such shares will be treated as ordinary income to the optionee in the year of the disqualifying disposition, unless such disqualifying disposition is a sale or exchange for less than the fair market value of such shares on the date of exercise of the option, in which case the amount that will be so treated as ordinary income will be limited to the excess, if any, of the aggregate amount realized upon such sale or exchange over the aggregate exercise price of the shares so sold or exchanged.

     In the event that a disqualifying disposition of shares is a sale or exchange for more than the fair market value of such shares on the date of exercise of the Incentive Option, the excess of the aggregate amount realized upon such sale or exchange over the aggregate fair market value of such shares on the date of exercise will be treated as a capital gain. Such gain will be treated as long-term capital gain if the shares have been held for more than one year at the time of the disqualifying disposition and otherwise will be treated as short-term capital gain. In the event that a disqualifying disposition is a sale or exchange for less than the aggregate exercise price of such shares, no ordinary income will be realized by the optionee, and the difference between the aggregate amount realized upon such sale or exchange and such aggregate exercise price will be treated as a long-term or short-term capital loss, depending upon whether such shares have or have not been held for more than one year at the time of such sale or exchange.

     The rules described above relating to disqualifying dispositions may not apply to certain transfers -- for example, transfers by bequest or incident to divorce.

     Avnet will not be entitled to any federal income tax deduction with respect to the exercise of an Incentive Option, but may be entitled, in the year of a disqualifying disposition, to a deduc-tion equal to the amount, if any, that the optionee must treat as ordinary income. At Avnet's request, upon exercise of an Incentive Option or upon a disqualifying disposition, the optionee will be required to pay to Avnet an appropriate percentage for any required employment tax or federal, state or local income tax withholding.

     If an optionee pays the option exercise price by delivering shares of Avnet common stock already owned by such optionee, such delivery would constitute a non-taxable exchange by the optionee and would not affect the Incentive Option status of the shares purchased upon exercise of the option. However, if the shares delivered in payment had previously been acquired upon exercise of an Incentive Option and were not subsequently held for the requisite one- and two-year periods, the delivery of such shares in payment of the exercise price of an option would constitute a disqualifying disposition of the shares so delivered. Optionees are especially urged to consult their own tax advisers before paying the exercise price of an Incentive Option by delivering shares of common stock already owned.

     In the event an optionee exercises an Incentive Option more than three months (one year if the optionee is disabled) after employment with Avnet terminates, the tax treatment with respect to the option is the same as for a Nonqualified Option (discussed above).

     Alternative Minimum Tax

     The Internal Revenue Code imposes an alternative minimum tax determined by applying a special tax rate to the excess, if any, of an individual's "alternative minimum taxable income" over a specified exemption amount. Alternative minimum taxable income includes the amount by which the fair market value of shares acquired through exercise of an Incentive Option exceeds the exercise price. In addition, the basis of any shares so acquired for determining gain or loss for purposes of the alternative minimum tax will be the shares" fair market value at exercise. In the event of a disqualifying disposition of the shares in the year the Incentive Option is exercised, the amount includible as alternative minimum taxable income is limited to the excess of the sales price over the exercise price.

The Warrant

     The following summary relating to the warrant covered by this prospectus assumes that the Merger qualified as a tax-free "reorganization" and that the Kent warrant was, the Avnet warrant is, and the Avnet shares would be held as a capital asset by the warrant holder.

     The conversion of the Kent warrant into an Avnet warrant was not a taxable event for United States federal income tax purposes. The warrant holder's aggregate tax basis and holding period carried over to the Avnet warrant. The tax considerations associated with the Avnet warrant will generally be as described below.

     The warrant holder will recognize a capital loss upon the lapse of the warrant equal to the holder's basis in the warrant, and will recognize capital gain or loss upon the sale of the warrant to Avnet or a third party equal to the sales proceeds less the holder's basis in the warrant. Such capital gain or loss will be long-term capital gain or loss if the warrant was held for more than one year.

     If the warrant is exercised by payment of cash for Avnet shares, there is no taxable event for the warrant holder. The tax basis for the warrant will be added to the exercise price paid for the stock in determining the holder's basis in the shares received, and the holding period for the shares will begin on the day after exercise. If, alternatively, the holder elects to receive Avnet shares having a value equal to the value of the warrant, the holder should recognize capital gain or loss equal to the difference between the value of the shares received and the warrant holder's tax basis in the warrant. Upon a subsequent sale of the shares, the holder will recognize capital gain or loss equal to the excess of the sales price of the shares over the holder's basis in the shares, which is the value of the shares at the time the warrant is exchanged for such shares. Such capital gain or loss will be long-term capital gain or loss if the shares were held for more than one year.

                        DESCRIPTION OF AVNET COMMON STOCK

General

     Avnet is authorized to issue 300,000,000 shares of common stock, par value $1.00 per share. At the close of business on June 6, 2001, 92,472,376 shares of Avnet common stock were outstanding, not including 8,892 treasury shares. Avnet will issue approximately an additional 25,230,000 shares of its common stock to former holders of Kent's common stock in connection with Avnet's acquisition of Kent. All outstanding shares of Avnet common stock are fully paid and nonassessable.

     The holders of shares of Avnet's common stock have equal rights to dividends from funds legally available for the payment of dividends when, as and if declared by Avnet's board of directors, and are entitled, upon liquidation, to share ratably in any distribution in which holders of common stock participate. The common stock is not redeemable, has no preemptive or conversion rights and is not liable for assessments or further calls. The holders of shares of Avnet's common stock are entitled to one vote for each share at all meetings of shareholders.

     The transfer agent and registrar for Avnet's common stock is Wells Fargo Minnesota, N.A. Avnet's common stock is listed on the New York Stock Exchange and the Pacific Exchange.

     Under its certificate of incorporation, Avnet is authorized to issue up to 3,000,000 shares of preferred stock, in series. For each series of preferred stock, Avnet's board of directors may fix the relative rights, preferences and limitations as between the shares of such series, the shares of other series of Avnet preferred stock, and the shares of Avnet common stock. No shares of Avnet preferred stock are outstanding.

Board of Directors

     Although New York law permits the certificate of incorporation of a New York corporation to provide for cumulative voting in the election of directors, Avnet's certificate of incorporation does not so provide.

     New York law permits the certificate of incorporation or by-laws of a New York corporation to divide its directors into as many as four classes with staggered terms of office. However, Avnet's certificate and by-laws do not so provide for a classified board of directors. Therefore, all of its directors are elected annually for one-year terms.

     New York law provides that any or all directors of a New York corporation may be removed for cause by vote of the shareholders and, if the corporation's certificate of incorporation or the specific provisions of a by-law adopted by the shareholders so provides, by action of the board. New York law also allows directors to be removed without cause if so provided in the corporation's certificate of incorporation or by-laws. The Avnet certificate of incorporation provides that directors may be removed with or without cause at any time by the vote of the shareholders holding a majority of the shares of Avnet common stock.

     New York law provides that newly created directorships resulting from an increase in the number of directors and vacancies arising for any reason may be filled by vote of the board of directors, whether or not constituting a quorum, except that:

     o vacancies resulting from the removal of directors without cause may be filled only by a vote of the shareholders, unless the certificate of incorporation or a specific provision of a by-law adopted by the shareholders provides that such a vacancy may be filled by a vote of the board of directors;

     o the certificate of incorporation or by-laws of the corporation may provide that all newly created directorships and vacancies may be filled only by a vote of the shareholders; and

     o the certificate of incorporation may specify that the proportion of votes of directors necessary to fill a newly created directorship or a vacancy on the board must be greater than the normal majority vote of the directors present at the time of the vote (Avnet's certificate of incorporation does not so specify a greater proportion of votes).

     The Avnet by-laws provide that any vacancy created by the removal of a director by the shareholders with or without cause may be filled only by a vote of the shareholders, and that any vacancy created for any other reason may be filled by a vote of the board of directors or the shareholders.

Power to Call Special Shareholders' Meetings

     New York law provides that special meetings of shareholders may be called by the board of directors and by such persons as may be authorized in the corporation's certificate of incorporation or by-laws. The Avnet by-laws provide that special meetings of the shareholders may be called by the board of directors or the chairman of the board, and shall be called by the chairman of the board, the president or the secretary at the written request of shareholders owning 75% of the shares entitled to vote at the meeting. In addition, New York provides that if an annual shareholders' meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board must call a special meeting for the election of directors. If the board fails to do so, or sufficient directors are not elected within a certain period of time, holders of 10% of the votes of the shares entitled to vote in an election of directors may demand the call of a special meeting for such an election.

Shareholder Action by Written Consent

     New York law provides that shareholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote, or if the certificate of incorporation so provides, upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. The Avnet certificate of incorporation does not authorize shareholders to act by less than unanimous written consent.

Dividends and Repurchases of Shares

     A New York corporation may declare and pay dividends, or make other distributions in cash or its bonds or its property, on its outstanding shares except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation. Avnet's certificate of incorporation contains no such restrictions. In general, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of the corporation's stated capital.

Approval of Certain Business Combinations and Reorganizations

     Under New York law and Avnet's certificate of incorporation, a majority of the votes of all outstanding shares entitled to vote thereon are required to approve a merger or consolidation in which Avnet is a constituent corporation, a share exchange or a sale, lease or other disposition of all or substantially all the assets of Avnet if not made in the usual or regular course of business.

Business Combination Following a Change in Control

     New York law prohibits a New York corporation from engaging in any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder of such corporation (defined generally as any person that beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a New York corporation or any person that is an affiliate or associate of a New York corporation and at any time within the past five years was a beneficial owner of 20% or more of the outstanding voting stock) for a period of five years after the date on which the interested shareholder first became an interested shareholder, unless the transaction is approved by the board of directors prior to the date on which the interested shareholder became an interested shareholder. After this five-year period, an interested shareholder may engage in a business combination with the corporation if either

     o the business combination is approved by the affirmative vote of the holders of a majority of the shares of the corporation's voting stock other than those shares beneficially owned by the interested shareholder and his affiliates and associates, or

     o the value of the aggregate consideration to be paid by the interested shareholder in connection with the business combination satisfies certain "fair price" formulas specified in the New York statute, and the interested shareholder, after becoming such, has not acquired any additional shares of the corporation's voting stock, except as provided in the statute.

     Under New York law, corporations may elect not to be governed by the statute described above, but Avnet's certificate of incorporation does not contain such an election.

Dissenters' Appraisal Rights

     Shareholders of a New York corporation have the right to dissent and receive payment of the judicially determined "fair value" of their shares in the case of

     o certain amendments or changes to the corporation's certificate of incorporation adversely affecting their rights,

     o a merger or consolidation in which the corporation is a constituent corporation if the shareholders are entitled to vote thereon,

     o a merger or consolidation where the shareholders are not entitled to vote and their shares will be canceled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation,

     o any sale, lease, exchange or other disposition of all or substantially all of the corporation's assets which requires shareholder approval, other than a transaction wholly for cash which is conditioned upon the dissolution of the corporation within one year of the asset transaction, and

     o    certain share exchanges.

However, no appraisal rights will be available in a merger to a shareholder of the surviving corporation whose rights are not adversely affected or whose shares were, at the record date to vote on the plan of merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

                                  LEGAL MATTERS

     The validity of the shares offered hereby was passed upon for Avnet by David R. Birk, its Senior Vice President and General Counsel. Mr. Birk beneficially owns 122,325 shares of Avnet's common stock, which includes 114,200 shares issuable upon exercise of employee stock options.

                                     EXPERTS

     The restated supplemental consolidated financial statements and schedule of Avnet, Inc. as of June 30, 2000, and July 2, 1999, and for the three years in the period ended June 30, 2000, incorporated by reference in this prospectus from Avnet's Current Report on Form 8-K bearing cover date of

June 8, 2001, and the consolidated financial statements and schedule of Avnet, Inc., as of June 30, 2000 and July 2, 1999, and for the three years in the period ended June 30, 2000, incorporated by reference in this prospectus from Avnet's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended and restated in Amendment No. 1 thereto, dated September 27, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving said report.

     The consolidated financial statements of Marshall Industries incorporated by reference in this prospectus from Avnet's Current Report on Form 8-K bearing cover date of October 20, 1999, for the fiscal years ended May 31, 1999, 1998 and 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of that firm as experts in giving such report.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a post-effective amendment on Form S-3 to a registration statement on Form S-4 (Registration No. 333-58852) filed by Avnet with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We refer you to the registration statement as so amended, and the exhibits thereto for further information with respect to Avnet and the shares offered hereby.

     Avnet files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (Commission File Number 1-4224). These filings contain important information which does not appear in this prospectus. For further information about Avnet, you may obtain these filings over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Avnet's filings from the public reference room by calling
(202) 942-8090.

     The SEC allows Avnet to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Avnet has filed or will file with the SEC. We are incorporating by reference in this prospectus

     o Avnet's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as amended and restated in Amendment No. 1 thereto, dated September 27, 2000,

     o Avnet's Quarterly Reports on Form 10-Q for the quarterly periods ended September 29, 2000, December 29, 2000, and March 30, 2001,

     o Avnet's Current Reports on Form 8-K bearing cover dates of October 20, 1999, July 11, 2000, August 7, 2000, September 25, 2000, September 27,
          2000,  October 12, 2000,  October 20, 2000,  October 20, 2000, October
          26,  2000,  October 26,  2000,  October 31,  2000,  January 17,  2001,
          February 12, 2001,  April 19, 2001, April 26, 2001, May 14, 2001, June
          7, 2001 and June 8, 2001, and

     o The description of Avnet's common stock which appears in Avnet's registration statement for the registration of the Avnet common stock under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed to update this description.

     All documents which Avnet has filed or will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the reports listed above and before the termination of this offering of Avnet's securities will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the Plans, the Executive Options and the stock purchase warrant dated February 2, 2000, or any other agreement relating to the shares of Avnet common stock offered in this prospectus, and any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Raymond Sadowski, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034 (telephone 480-643-2000).

                                     PART II

                         INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The expenses of the issuance and distribution of the securities which are the subject of the prospectus in this post-effective amendment are estimated as follows:



         Registration fee.......................................   $10,138
         Legal fees and expenses................................    30,000
         Accountants' fees and expenses.........................    45,000
         Miscellaneous..........................................     4,862
                                                                    ------
         Total..................................................   $90,000
                                                                    ======


----------

* Consists only of that portion of the registration fee attributable to the 1,957,720 shares of the Registrant's common stock covered by the prospectus in this post-effective amendment.


Item 15. Indemnification of Directors and Officers.

     Section 54 of the registrant's by-laws provides as follows:

                                "Indemnification"

                    "A.  The  Corporation  shall  indemnify,   and  advance  the
               expenses of, any director, officer or employee to the full extent permitted by the New York Business Corporation Law as the same now exists or may hereafter be amended.

                    "B. The  indemnification and advancement of expenses granted pursuant to this Section 54 shall not be exclusive or limiting of any other rights to which any person seeking indemnification or advancement of expenses may be entitled when authorized by (i) a resolution or shareholders, (ii) a resolution of directors or
               (iii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                    "C.  No  amendment,  modification  or  rescission  of  these
               By-laws shall be effective to limit any person's right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted."

     Section 721 of the New York Business Corporation Law (the "B.C.L.") provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if "a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled." Section 54B of the Registrant's By-laws includes the foregoing statutory language.

     The rights granted under Section 54 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the B.C.L., a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against "amounts paid in settlement and reasonable expenses, including attorneys" fees," actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (B.C.L. Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against "judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys" fees, actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct was unlawful (B.C.L. Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by the shareholders (B.C.L. Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (B.C.L. Section 724). Further, any director or officer who is "successful, on the merits or otherwise," in the defense of an action or proceeding is entitled to indemnification as a matter of right (B.C.L. Section 723(a)).

     A New York corporation may generally purchase insurance, consistent with the limitations of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the B.C.L., so long as no final adjudication has established that the directors" or officers" acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advantage (B.C.L. Section 726).

     The registrant's directors and officers are currently covered as insureds under directors" and officers" liability insurance. Such insurance is subject to renewal in August 2001 and provides an aggregate maximum of $100,000,000 of coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act").

Item 16. Exhibits

     The index to exhibits appears immediately following the signature pages of this post-effective amendment.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on the 8th day of June, 2001.


                                             AVNET, INC.



                                             By: /s/Raymond Sadowski
                                                 -------------------------------
                                                   Raymond Sadowski
                                                   Senior Vice President and
                                                     Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed on June 8, 2001, by the following persons in the capacities indicated:

     Signature                            Title
     ---------                            -----


          *
------------------------                  Chairman   of  the  Board, Chief
Roy Vallee                                Executive Officer and Director



          *                               Director
------------------------
Eleanor Baum


          *                               Director
------------------------
J. Veronica Biggins



          *                               Director
------------------------
Lawrence W. Clarkson


          *                               Director
------------------------
Ehud Houminer

     Signature                            Title
     ---------                            -----



          *                               Director
------------------------
James A. Lawrence


          *                               Director
------------------------
Salvatore J. Nuzzo


          *                               Director
------------------------
Ray M. Robinson


          *                               Director
------------------------
Frederic Salerno


          *                               Director
------------------------
Gary L. Tooker


/s/ Raymond Sadowski
--------------------
Raymond Sadowski                          Senior Vice President and
                                          Chief Financial Officer


          *
------------------------                  Controller and
John F. Cole                              Chief Accounting Officer

-------------

* By: /s/Raymond Sadowski
     --------------------
        Raymond Sadowski
        Attorney-in-Fact

                                  EXHIBIT INDEX

    Exhibit No.
    ----------

       2 Amended and Restated Agreement and Plan of Merger, dated as of March 21, 2001, by and between Avnet, Inc. and Kent Electronics Corporation, included as Appendix A to the proxy statement/ prospectus constituting Part I of pre-effective amendment no. 1 to this registration statement. The copy so included does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The Registrant undertakes to furnish any such schedules to the Commission upon its request.

       4         Amended and Restated Stock Purchase Warrant dated June 8, 2001.

       5* Opinion of David R. Birk, Senior Vice President and General Counsel of Avnet.

       8         Opinion of Carter, Ledyard & Milburn re tax matters.

       23.1*     Consent of David R. Birk (included in Exhibit 5).

       23.2      Consent of Arthur Andersen LLP.

       24*       Powers of Attorney.

       99.1 Kent Electronics Corporation 1991 Non-Employee Director Stock Option Plan, filed as Exhibit 10.2 to Kent's Annual Report on Form 10-K for the fiscal year ended March 28, 1992, and incorporated herein by reference.

       99.2      Amendment to Kent Electronics Corporation 1991
                 Non-Employee Director Stock Option Plan, filed as Exhibit
                 10.4 to Kent's Quarterly Report on Form 10-Q/A for the quarterly period ended September 27, 1997 (the "1997 Form 10-Q/A"), and incorporated herein by reference.


-------------------
* Previously filed as an exhibit to this Registration Statement.

    Exhibit No.
    ----------

       99.3 Kent Electronics Corporation Amended and Restated 1996 Non-Employee Director Stock Option Plan, filed as Exhibit
                10.2 to Kent's Annual Report on Form 10-K for the fiscal year ended April 1, 2000, and incorporated herein by reference.

       99.4 Kent Electronics Corporation 1996 Employee Incentive Plan, filed as Exhibit 10.14 to Kent's Annual Report on Form 10-K for the fiscal year ended March 30, 1996, and incorporated herein by reference.

       99.5 Kent Electronics Corporation Amended and Restated 1998 Stock Option Plan, filed as Exhibit 10.2 to Kent's Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2000, and incorporated herein by reference.

       99.6 Kent Electronics Corporation Amended and Restated 1999 Stock Option Plan, filed as Exhibit 10.3 to Kent's Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2000, and incorporated herein by reference.

       99.7 Stock Option Plan and Agreement between Kent Electronics Corporation and Larry D. Olson dated May 8, 1995, filed as
                Exhibit 10.11 to Kent's Annual Report on Form 10-K for the fiscal year ended April 1, 1995 (the "1995 Form 10-K"), and incorporated herein by reference.

       99.8     Amendment dated July 2, 1997, to Exhibit 99.7, filed as
                Exhibit 10.6 to the 1997 Form 10-Q/A and incorporated herein by reference.

       99.9 Stock Option Plan and Agreement between Kent Electronics Corporation and Mark A. Zerbe dated May 8, 1995, filed as
                Exhibit 10.12 to the 1995 Form 10-K and incorporated herein by reference.

       99.10    Amendment dated July 2, 1997, to Exhibit 99.9, filed as
                Exhibit 10.7 to the 1997 Form 10-Q/A and incorporated herein by reference.

       99.11 Stock Option Plan and Agreement between Kent Electronics Corporation and Stephen J. Chapko dated May 8, 1995, filed as Exhibit 10.13 to the 1995 Form 10-K and incorporated herein by reference.

    Exhibit No.
    ----------

       99.12    Amendment dated July 2, 1997, to Exhibit 99.11, filed as
                Exhibit 10.8 to the 1997 Form 10-Q/A and incorporated herein by reference.

       99.13 Stock Option Plan and Agreement between Kent Electronics Corporation and David D. Johnson dated May 9, 1999, filed as Exhibit 10.13 to Kent's Annual Report on Form
                10-K for the fiscal year ended March 30, 1996, and incorporated herein by reference.

       99.14    Amendment dated July 2, 1997, to Exhibit 99.13, filed as
                Exhibit 10.9 to the 1997 Form 10-Q/A and incorporated herein by reference.